TRIDEX CORPORATION
                 EXHIBIT 21.1 SUBSIDIARIES OF TRIDEX CORPORATION

                                   Jurisdiction of                    Percentage
Name                                Incorporation          Owner         Owned
--------------------------------------------------------------------------------
Allu Realty Trust *               Massachusetts            Tridex        100%

RIL Corporation*                  Connecticut              Tridex        100%

Ultimate Technology
Corporation                       New York                 Tridex        100%

Progressive Software, Inc.        North Carolina           Tridex        100%

Retail Resource Solutions
Limited                           United Kingdom           Tridex        100%

*Inactive